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                                                              Exhibit 23.1



                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 6, 1998 included in Gables Residential Trust's Form 10-K for the year ended December 31, 1997, our reports dated March 6, 1998 included in Gables Realty Limited Partnership's Form 10-K for the year ended December 31, 1997, our report dated May 15, 1998 included in Gables Residential Trust's Form 8-K/A dated April 1, 1998 and filed on June 15, 1998, our report dated May 15, 1998 included in Gables Realty Limited Partnership's Form 8-K/A dated April 1, 1998 and filed on June 15, 1998 and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP


Atlanta, Georgia
February 5, 1999